Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our report dated February 2, 2006 with respect to the consolidated financial statements of PMI Mortgage Insurance Ltd and Subsidiaries for the years ended December 31, 2004, 2003 and 2002, which is included in Exhibit 99.1 of the Form 8-K filed by The PMI Group, Inc. on February 22, 2006.

Registration Statement Number	On Form

333-123049	S-8

333-32190	S-8

333-47473	S-8

333-63122	S-8

333-66829	S-8

333-76742	S-8

333-81679	S-8

333-15543	S-3

033-99378	S-8

333-48035	S-3

333-67125	S-3

333-70306	S-3

333-29777	S-4

333-102761	S-8

333-107747	S-3

333-110044	S-3

333-130103	S-8

333-130102	S-8

033-92636	S-8

/s/ Ernst & Young LLP

Los Angeles, California

February 22, 2006